Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of October 5, 2022 (this “Supplemental Indenture”), between Global Blood Therapeutics, Inc., a Delaware corporation, as issuer (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association organized under the laws of the United States, as trustee (the “Trustee”), to the Indenture, dated as of December 17, 2021 between such parties (the “Indenture”) governing the 1.875% Convertible Senior Notes due 2028 (the “Notes”). All references to the “Indenture” shall be to the Indenture and, as applicable, this Supplemental Indenture.

RECITALS

WHEREAS, the Company, the issuer of the Notes under the Indenture, and the Trustee have heretofore executed and delivered the Indenture;

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of August 7, 2022, by and among the Company, Pfizer Inc., a Delaware corporation (“Parent”), and Ribeye Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent on the terms and subject to the conditions contained in the Merger Agreement (the “Merger”), and, in connection therewith, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Common Stock will be converted automatically into the right to receive $68.50 (the “Merger Consideration”) in cash, without interest and subject to any required withholding of taxes;

WHEREAS, the Merger has been consummated and each share of Common Stock that was issued and outstanding at the Effective Time was converted automatically into the right to receive the Merger Consideration, in each case, on the date hereof (the “Supplemental Indenture Effective Date”), in accordance with the Merger Agreement and substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the consummation of the Merger as contemplated by the Merger Agreement constitutes an Exempted Fundamental Change, a Make-Whole Fundamental Change and a Share Exchange Event under the terms of the Indenture;

WHEREAS, Section 14.07(a) of the Indenture provides that the Company or the successor or acquiring Person, as the case may be, shall enter into a supplemental indenture with the Trustee under Section 10.01(g) of the Indenture, without the consent of the Holders of the Notes, providing that, for all conversions that occur at or after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would have owned or been entitled to receive upon the consummation of the Merger;

WHEREAS, the Company has requested that the Trustee join with it in the execution and delivery of this Supplemental Indenture and, in accordance with Sections 10.05, 14.07(b) and 17.05 of the Indenture, has delivered an Officer’s Certificate to the Trustee and, in accordance with Sections 10.05 and 17.05 of the Indenture, has delivered an Opinion of Counsel to the Trustee, in each case, responsive to and in compliance with the matters stated therein; and

WHEREAS, all covenants and conditions precedent provided for in the Indenture to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been performed and complied with, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Supplemental Indenture, and the Company and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders, as follows:

AGREEMENT

SECTION 1.	Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

SECTION 2.	Settlement upon Conversion.

In accordance with Section 10.01(g) and Section 14.07(a) of the Indenture, and at and after the Effective Time, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would have owned or been entitled to receive upon the consummation of the Merger. Accordingly, any reference in respect of a Holder’s conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive a cash amount equal to $68.50.

SECTION 3.	Notes.

Each Note, with effect on and from the Supplemental Indenture Effective Date, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Notes consistent with the terms of the Indenture, as amended by this Supplemental Indenture.

SECTION 4.	Ratification and Effect.

Except as hereby expressly amended, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein,” and each reference in the Notes to “the Indenture,” “thereunder,” “thereof,” or “therein” shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. Additionally, each reference in the Notes to “this Note,” “hereunder,” “hereof,” or “herein,” and each reference in the Indenture to “the Notes,” “thereunder,” “thereof,” or “therein” shall mean and be a reference to the Notes as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Supplemental Indenture shall be bound thereby.

SECTION 5.	Trustee’s Acceptance

The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

SECTION 6.	Responsibility of the Trustee.

(a)          The recitals in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement the amendments set forth herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

(b)          In acting under or in connection with this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 7.	Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Security Registrar or their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 8.	Governing Law; Jurisdiction; Waiver of Jury Trial.

The provisions of Sections 17.04 and 17.13 of the Indenture shall apply to this Supplemental Indenture mutatis mutandis.

SECTION 9.	Severability.

In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 10.	Conflicts.

To the extent of any inconsistency between the terms of the Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

SECTION 11.	Execution in Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes. The provisions of Section 17.18 of the Indenture shall apply to this Supplemental Indenture mutatis mutandis.

SECTION 12.	Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors. The section headings are for convenience only and shall not affect the construction hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

GLOBAL BLOOD THERAPEUTICS, INC.

By:	/s/ Jeffrey Farrow
	Name:	Jeffrey Farrow

	Title:	Chief Financial Officer

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David Jason
	Name:	David Jason

	Title:	Vice President

[Signature Page to First Supplemental Indenture]